EXHIBIT 5.1


                                                          , 1997

          Credit Card Receivables
          Funding Corporation
          157 Main Street
          Nashua, NH 03060

                    Re:  Registration Statement on Form S-3
                         (Registration No. 333-29495)

          Ladies and Gentlemen:

                    We have acted as counsel to Credit Card
          Receivables Funding Corporation, a Delaware corporation (the "CCRFC"), in connection with the transfer of receivables ("Receivables") generated from time to time in a portfolio of VISA and MasterCard revolving credit card accounts by CCRFC to The Bank of New York, as trustee (the "Trustee") for BankBoston Credit Card Master Trust (the "Trust") to be formed pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") among CCRFC, as transferor and BankBoston
          (NH), National Association (the "Bank"), as servicer of the Receivables, and the Trustee, as amended, in exchange for certain Asset Backed Certificates (the "Certificates"), each such Certificate evidencing a fractional undivided interest in the Trust, which Certificates will be offered and sold pursuant to the Registration Statement filed on Form S-3 (Registration No. 333-29495), as amended from time to time (the "Registration Statement") being filed concurrently herewith under the Securities Act of 1933.

                    In connection herewith, we have examined and relied upon the forms of the Pooling and Servicing Agreement, the Series 1997-1 Supplement and the Underwriting Agreement filed as exhibits to the Registration Statement. We also have examined such corporate records, certificates and other documents, and reviewed such questions of law as we deemed appropriate.

                    In rendering the following opinions, we have assumed the accuracy and truthfulness of all public records of the Bank and of all certifications, documents and other proceedings examined by me that have been produced by officials of the Bank acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations. We also have assumed the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings. In addition, we have assumed that the Underwriting Agreement will be executed and delivered in substantially the form filed as an exhibit to the Registration Statement, and that the Certificates will be sold as described therein.

                    Members of our firm are admitted to the Bar of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the laws of Delaware.

                    Based upon and subject to the foregoing, it is our opinion that when a particular series of Certificates to be issued under the Registration Statement has been duly and validly authorized by the Bank, and when such Certificates are executed by the Trustee in accordance with the provisions of the Pooling and Servicing Agreement and are paid for by the Underwriters pursuant to the Underwriting Agreement, such series of Certificates will be legally issued, fully paid and non-assessable.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement without implying or admitting that we are an "expert" within the meaning of the Securities Act of 1933, as amended, or other rules and regulations of the Securities Act of 1933, as amended, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement including this exhibit.

                                      Sincerely,